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                                    EXHIBIT A



Agreement for filing Schedule 13-G.

Pursuant to the requirements of Regulation 13d-1(d), SAFECO Common Stock Trust, SAFECO Corporation and SAFECO Asset Management Company each agree that Schedule 13-G filed by them with regard to Applied Magnetics Corp's common stock is filed on behalf of each of them.



Date ________________         SAFECO Common Stock Trust
                              SAFECO Corporation



                              By _____________________________
                                 Ronald L. Spaulding, Treasurer


                              SAFECO Asset Management Company



                              By ____________________________
                                 Neal A. Fuller, Secretary